UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 2, 2016

Tesoro Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy San Antonio, Texas		78259-1828
(Address of principal executive offices)		(Zip Code)

(210) 626-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The Notes and the Indenture

On December 2, 2016, Tesoro Logistics LP (the “Partnership”), a consolidated subsidiary of Tesoro Corporation (the “Company”) and whose general partner, Tesoro Logistics GP, LLC, is a wholly-owned subsidiary of the Company, and its wholly-owned subsidiary Tesoro Logistics Finance Corp. (together with the Partnership, the “Issuers”) closed their previously announced offering (the “Offering”) of $750 million aggregate principal amount of 5.25% Senior Notes due 2025 (the “Notes”). The Offering was made pursuant to the Partnership’s registration statement on Form S-3 (Registration No. 333-214826), which became automatically effective upon filing on November 29, 2016 (the “Registration Statement”).

The Notes were issued pursuant to an Indenture, dated December 2, 2016 (the “Indenture”), among the Issuers, the guarantors named therein (the “Guarantors”) and U.S. Bank National Association, as trustee. The Indenture contains customary terms, events of default and covenants for an issuer of non-investment grade debt securities. These covenants include limitations on, among other things, making investments, incurring additional indebtedness or issuing preferred units, paying dividends or making distributions on units or redeeming or repurchasing subordinated debt, creating liens, incurring dividend or other payment restrictions affecting subsidiaries, selling assets, merging or consolidating with other entities and entering into transactions with affiliates.

The Notes accrue interest at a rate per annum equal to 5.25% and will mature on January 15, 2025. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year, beginning on July 15, 2017. On or after January 15, 2021, the Issuers may on any one or more occasions redeem some or all of the Notes at a purchase price equal to 102.625% of the principal amount of the Notes, plus accrued and unpaid interest to the redemption date, if any, such optional redemption price decreasing to 101.313% on or after January 15, 2022 and 100.000% on or after January 15, 2023. Prior to January 15, 2020, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes with an amount not to exceed the net proceeds of certain equity offerings at 105.250% of the aggregate principal amount thereof, plus accrued and unpaid interest to the redemption date, if any. Prior to January 15, 2021, the Issuers may redeem some or all of the Notes at a make-whole price plus accrued and unpaid interest to the redemption date, if any. If a change of control triggering event occurs, the Issuers must offer to purchase for cash the Notes at a purchase price equal to 101% of the principal amount of the Notes (or such higher amount, as the Issuers may determine), plus accrued and unpaid interest to the redemption date, if any.

The Notes are general senior unsecured obligations of the Issuers and are equal in right of payment with all of the Issuers’ existing and future senior indebtedness, including amounts outstanding under the Partnership’s existing notes and the Partnership’s credit facilities. The Notes are senior to any future subordinated indebtedness the Issuers may incur. The Notes are effectively junior to all of the Issuers’ existing and future secured indebtedness to the extent of the value of the collateral securing such indebtedness, including amounts outstanding under the Partnership’s credit facilities. The Notes are guaranteed (the “Guarantees”) on a senior unsecured basis by substantially all of the Partnership’s existing and future domestic subsidiaries (except for Finance Corp.) that guarantee other specified indebtedness. The Guarantees are equal in right of payment with the existing and future senior indebtedness of the Guarantors and rank senior to any future subordinated indebtedness the Guarantors may incur. The Guarantees are effectively junior to all existing and future secured indebtedness of the Guarantors to the extent of the value of the collateral securing such indebtedness. The Notes and the Guarantees are structurally junior to the indebtedness and other liabilities of any non-Guarantor subsidiaries of the Partnership.

The foregoing descriptions of the Indenture and the Notes do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture (including the form of note attached thereto), which is filed as Exhibit 4.1 hereto and is incorporated by reference herein and is incorporated by reference in its entirety into the Registration Statement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description above under Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

4.1	Indenture (including form of note), dated as of December 2, 2016, among Tesoro Logistics LP, Tesoro Logistics Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the Notes (incorporated by reference herein to Exhibit 4.1 to Tesoro Logistics LP’s Current Report on Form 8-K filed on December 2, 2016, File No. 1-35143).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 2, 2016

TESORO CORPORATION

By:	/s/ Steven M. Sterin
Steven M. Sterin
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description

4.1	Indenture (including form of note), dated as of December 2, 2016, among Tesoro Logistics LP, Tesoro Logistics Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee, relating to the Notes (incorporated by reference herein to Exhibit 4.1 to Tesoro Logistics LP’s Current Report on Form 8-K filed on December 2, 2016, File No. 1-35143).